Exhibit 99.1

Press Release	Source: Stellar Pharmaceuticals Inc.

STELLAR PHARMACEUTICALS INC.  ANNOUNCES MR. MARTIN THRASHER

HAS JOINED THEIR BOARD OF DIRECTORS

LONDON, ONTARIO, CANADA, April 22, 2009 - Stellar Pharmaceuticals Inc. (OTCBB: SLXCF) (“Stellar” or “the Company”), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, today announced that Mr. Martin Thrasher has agreed to join the Stellar board as a new director.

Mr. Thrasher is a seasoned international executive. After graduating from the Richard Ivey School of Business, he spent over 30 years working around the globe for such blue chip companies as General Foods, McCormick & Co, Campbell Soup Co and ConAgra Foods Inc. He lived and worked in Canada, Australia, Belgium and the USA. His responsibilities with Campbell included positions as President, International Grocery and President, North America Grocery. At ConAgra, he was President of the Retail Products Co, a $9 billion business with over 30,000 employees. Currently, Mr. Thrasher is President of FMT Consulting, a boutique advisory and consulting firm.

Arnold Tenney, Stellar’s Chairman of the Board, stated, "We are extremely pleased to have Martin join the board of Stellar. We believe his wealth of experience in running large, highly competitive global businesses is an excellent complement to the entrepreneurial spirit of Stellar. We look forward to his contributions as we continue to expand the business and strengthen shareholder value."

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada and in countries around the world through out-license agreements three products based on its core polysaccharide technology:

NeoVisc®, for the treatment of osteoarthritis; and Uracyst® and the Uracyst® Test Kit, its patented technology for the diagnosis and treatment of interstitial cystitis (IC), an inflammatory disease of the urinary bladder wall.  Stellar has in-licensing agreements for NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

For more information contact:

Stellar Pharmaceuticals Inc.	or	Arnold Tenney
Peter Riehl		(416) 587-3200
(800) 639-0643 or (519) 434-1540